ASTEC INDUSTRIES REPORTS FOURTH QUARTER

AND 2006 RESULTS WITH HISTORICAL HIGHS IN REVENUES AND NET INCOME

CHATTANOOGA, Tenn. (February 27, 2007) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the fourth quarter and for the year ended December 31, 2006. Revenues for 2006 were $710.6 million and net income for 2006 was $39.6 million, each of which is a historical high for the Company. Net income was $1.81 per diluted share for 2006 compared to $1.34 per diluted share for 2005, for an increase of $0.47, or 35.1% per diluted share.

Revenues for 2006 were $710.6 million compared with $616.1 million for 2005, for an increase of 15.3%. Domestic sales were $518.5 million for 2006, or 73.0% of 2006 revenues, compared to domestic sales of $499.8 million for 2005, or 81.1% of 2005 revenues. International sales were $192.1 million for 2006, a 65.3% increase over 2005, or 27.0% of 2006 revenues, compared to international sales of $116.2 million for 2005, or 18.9% of 2005 revenues. Gross margins for 2006 compared to 2005 increased 210 basis points. The Company reported net income of $39.6 million, or $1.81 per diluted share, for 2006 compared with a net income of $28.1 million, or $1.34 per diluted share for 2005, resulting in a 35.1% increase in diluted earnings per share.

Excluding the unusual items in 2005 (gain on the sale of the Grapevine real estate, impairment charges, and charge-off of prepaid loan fees, as exhibited and reconciled on the attached schedule), income from operations has increased from $40.3 million in 2005 to $60.3 million in 2006, for a 49.8% increase.

Revenues for the fourth quarter of 2006 were $162.2 million compared with $134.5 million for the fourth quarter of 2005, for an increase of 20.6%. Domestic sales were $113.6 million for the fourth quarter of 2006, or 70.0% of 2006 fourth quarter revenues, compared to domestic sales of $108.8 million for the fourth quarter of 2005, or 80.9% of 2005 fourth quarter revenues. International sales were $48.6 million for the fourth quarter of 2006, or 30.0% of 2006 fourth quarter revenues, compared to international sales of $25.7 million for the fourth quarter of 2005, or 19.1% of 2005 fourth quarter revenues. The Company reported net income of $6.3 million, or $0.29 per diluted share, for the fourth quarter of 2006 compared with net income of $1.0 million, or $0.05 per diluted share, for the fourth quarter of 2005, resulting in a 480.0% increase in diluted earnings per share. The Company's previous historical high for fourth quarter earnings was also $0.29 per diluted share in 1998.

Consolidated financial statements for the fourth quarter and year ended December 31, 2006 and additional information related to segment revenues and profits are attached as addenda to this press release.

The Company's backlog at December 31, 2006 was $242.5 million compared to $127.7 million at December 31, 2005, for a $114.8 million increase. The Company's backlog at January 31, 2007 was $261.6 million compared to $161.0 million at January 31, 2006, for a $100.6 million increase.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are very pleased with our 2006 results. We are starting 2007 with historically high backlogs exceeding the prior year by $114.8 million. We will continue to focus on improving our gross margins through more efficient design and manufacturing concepts. We also expect to see moderate inflationary pressure on material costs. We will focus on controlling these costs through the combined purchasing power of our subsidiaries while eliminating waste. We are pleased to have increased our gross margins by 210 basis points in 2006."

Dr. Brock added, "With a record backlog, good economy, highway funding legislation in place, our efficiency initiatives, and a strong balance sheet, we are excited about what can be accomplished in growing the business in both revenues and profits in 2007."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on February 27, 2007, at 10:00 a.m. EST to review its fourth quarter and fiscal 2006 financial results as well as its near term general outlook for 2007. The number to call for this interactive teleconference is (877) 407-9210. Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website at:

www.astecindustries.com/investors/corporateinfo/conferencecalls/default.htm

An archived webcast will be available for 90 days at www.astecindustries.com. A replay of the conference call will be available through midnight on Tuesday, March 6, 2007, by dialing (877) 660-6853; Account #: 286; Conference ID #: 232442. A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within seven days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for 2007, the effects on the Company from its backlog, the effects of highway funding legislation, the effects of improvements in the economy, the effects of a strong balance sheet, and the effects of our efficiency initiatives. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to comply in the future with covenants in the Company's credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2005 and the Company's quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2006. The Company plans to file its Form 10-K timely by March 16, 2007.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com

or

F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.com

or

Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$ 44,878	$ 22,598
Receivables, net	66,673	53,395
Inventories	157,835	135,503
Prepaid expenses and other	13,631	14,532
Total current assets	283,017	226,028
Property and equipment, net	113,914	96,114
Other assets	24,931	24,441
Total assets	$ 421,862	$ 346,583
Liabilities and shareholders' equity
Current liabilities:
Accounts payable - trade	$ 42,561	$ 39,775
Other accrued liabilities	62,308	45,044
Total current liabilities	104,869	84,819
Other non-current liabilities	20,128	18,430
Minority interest in consolidated subsidiary	699	592
Total shareholders' equity	296,166	242,742
Total liabilities and shareholders' equity	$ 421,862	$ 346,583

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$ 162,151	$ 134,516	$ 710,607	$ 616,068
Cost of sales	127,485	108,749	542,320	482,850
Gross profit	34,666	25,767	168,287	133,218
Selling, general, administrative & engineering expenses	27,707	24,522	107,944	93,447
Gain on sale of real estate, net of real estate impairment charge	-	-	-	6,531
Income from operations	6,959	1,245	60,343	46,302
Interest expense	404	691	1,672	4,209
Other income, net of expense	716	692	1,637	854
Income before income taxes	7,271	1,246	60,308	42,947
Income taxes	972	207	20,638	14,748
Minority interest in earnings	-	17	82	105
Net income	$ 6,299	$ 1,022	$ 39,588	$ 28,094

Earnings per Common Share

Net income:
Basic	$ 0.29	$ 0.05	$ 1.85	$ 1.38
Diluted	$ 0.29	$ 0.05	$ 1.81	$ 1.34

Weighted average common shares outstanding:
Basic	21,561,820	20,890,737	21,428,738	20,333,894
Diluted	21,786,613	21,504,590	21,917,123	20,976,966

Certain amounts for 2005 have been reclassified to conform with the 2006 presentation.

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended December 31, 2006 and 2005
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2006 Revenues	37,631	71,528	26,187	26,805	-	162,151
2005 Revenues	33,919	56,238	21,563	22,796	-	134,516
Change $	3,712	15,290	4,624	4,009	-	27,635
Change %	10.9%	27.2%	21.4%	17.6%	-	20.5%

2006 Gross Profit	8,450	17,656	5,336	3,520	(296)	34,666
2006 Gross Profit %	22.5%	24.7%	20.4%	13.1%	-	21.4%
2005 Gross Profit	6,647	12,212	4,886	2,075	(53)	25,767
2005 Gross Profit %	19.6%	21.7%	22.7%	9.1%	-	19.2%
Change	1,803	5,444	450	1,445	(243)	8,899

2006 Profit (Loss)	3,664	8,535	2,243	(461)	(7,093)	6,888
2005 Profit (Loss)	1,837	3,508	1,964	(2,142)	(3,880)	1,287
Change $	1,827	5,027	279	1,681	(3,213)	5,601
Change %	99.5%	143.3%	14.2%	78.5%	(82.8%)	435.2%

 Certain amounts for 2005 have been reclassified to conform with the 2006 presentation

 Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

	For the three months ended December 31,
	2006	2005
Total profit for all segments	$ 6,888	$ 1,287
Minority interest in earnings of subsidiary	-	(17)
Elimination of intersegment profit	(589)	(248)
Consolidated net income	$ 6,299	$ 1,022

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the twelve months ended December 31, 2006 and 2005
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2006 Revenues	186,657	289,471	129,385	105,094	-	710,607
2005 Revenues	170,205	242,515	112,947	90,401	-	616,068
Change $	16,452	46,956	16,438	14,693	-	94,539
Change %	9.7%	19.4%	14.6%	16.3%	-	15.3%

2006 Gross Profit	46,447	70,878	29,995	21,303	(336)	168,287
2006 Gross Profit %	24.9%	24.5%	23.2%	20.3%	-	23.7%
2005 Gross Profit	36,254	57,077	25,951	14,052	(116)	133,218
2005 Gross Profit %	21.3%	23.5%	23.0%	15.5%	-	21.6%
Change	10,193	13,801	4,044	7,251	(220)	35,069

2006 Profit (Loss)	24,387	33,263	14,369	4,866	(36,439)	40,446
2005 Profit (Loss)	16,099	22,554	12,291	6,301	(28,820)	28,425
Change $	8,288	10,709	2,078	(1,435)	(7,619)	12,021
Change %	51.5%	47.5%	16.9%	(22.8%)	(26.4%)	42.3%
====================================================================================
Unusual items by segment:
2006 Profit (Loss)	24,387	33,263	14,369	4,866	(36,439)	40,446

2005 Profit (Loss)	16,099	22,554	12,291	6,301	(28,820)	28,425
Gain on Sale of Grapevine	-	-	-	(7,714)	2,978	(4,736)
Real Estate Impairment Charge	1,183	-	-	-	(457)	726
Chargeoff of Prepaid Loan Fees	-	-	-	-	319	319
2005 Profit (Loss) Less Unusual Items	17,282	22,554	12,291	(1,413)	(25,980)	24,734

Change $	7,105	10,709	2,078	6,279	(10,459)	15,712
Change %	41.1%	47.5%	16.9%	444.4%	(40.3%)	63.5%

 Certain amounts for 2005 have been reclassified to conform with the 2006 presentation.

The gain on the sale of the Grapevine facility is included in the Underground Group in 2005. The real estate impairment charge is included in the Asphalt Group in 2005. The chargeoff of prepaid loan fees is included in the "All Others" segment in 2005. Taxes related to these items are included in the "All Others" segment in 2005.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

	For the twelve months ended December 31,
	2006	2005
Total profit for all segments	$ 40,446	$ 28,425
Minority interest in earnings of subsidiary	(82)	(105)
Elimination of intersegment profit	(776)	(226)
Consolidated net income	$ 39,588	$ 28,094

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
December 31, 2006 and 2005
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2006 Backlog-$	111,053	109,370	12,404	9,709	-	242,536
2005 Backlog-$	37,426	76,991	7,519	5,758	-	127,694
Change-$	73,627	32,379	4,885	3,951	-	114,842
Change %	196.7%	42.1%	65.0%	68.6%	-	89.9%

Astec Industries, Inc. and Subsidiaries
Reconciliation of Income from Operations to Income from Operations Before Unusual Items
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Income from operations	$ 60,343	$ 46,302
Unusual Items:
Gain on sale of Grapevine facility	-	7,714
Real estate impairment charge	-	(1,183)
Chargeoff of prepaid loan fees	-	(520)
Operating income from unusual items	-	6,011
Income from operations before unusual items	$ 60,343	$ 40,291